SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2005

NEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25247	95-4675095
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421

(Address of principal executive offices)

423-296-8213

(Registrant’s telephone number, including area code)

___________________________________________________

(Former name or former address, if changed since last report.)

Item 1.01.

Entry into a Material Definitive Agreement.

On January 24, 2005, Next, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca”) (collectively, the “Purchasers”) and raised $2,990,000 in a private placement to the Purchasers.  None of the Purchasers has any other material relationship with the Company.  Pursuant to the Agreement, Next issued to Bonanza, 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, to MidSouth, 250,000 shares and a warrant to purchase 125,000 shares, and to Itasca, 50,000 shares and a warrant to purchase 25,000 shares.  The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years.

Item 3.02

Unregistered Sales of Equity Securities.

On January 24, 2005 the Company entered into an agreement to complete a private placement of 2,300,000 shares of common stock and warrants to purchase 1,150,000 shares of common stock.  The private placement is expected to be completed on or about Wednesday, January 26, 2005.  In addition, the Company wll issue a warrant to purchase 115,000 shares of common stock to a consultant for its services in connection with the private placement.  The warrants are exercisable at $1.75 per share for five years.  The total offering price was $2,990,000 in cash.

The private placement was exempt from registration pursuant to Rule 506 under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) because each Purchaser was an “accredited investor” as defined in Rule 501(a) under the Act, no general solicitation or general advertising was used to sell the securities, and each Purchaser agreed not to resell the securities except pursuant to an effective registration statement or an exemption from registration.

Item 9.01

Exhibits.

Exhibit No.

Description of Exhibit

99.1

Press release dated January 25, 2005

99.2

Securities Purchase Agreement dated January 24, 2005*

99.3

Registration Rights Agreement dated January 24, 2005*

99.4

Form of Warrant*

________________

*to be filed by amendment

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT, INC.

Date: January 25, 2005

By:      /s/ Charles L. Thompson

Charles L. Thompson

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

Description of Exhibit

99.1

Press release dated January 25, 2005

99.2

Securities Purchase Agreement dated January 24, 2005*

99.3

Registration Rights Agreement dated January 24, 2005*

99.4

Form of Warrant*

________________

*to be filed by amendment